EXHIBIT 99.1

TRADING SYMBOLS: In the U. S.: OTCBB: UGTH and in Canada: TSX-V: GTH	September 26, 2007

IDAHO POWER COMPANY AND U.S. GEOTHERMAL SIGN
13-MEGAWATT POWER PURCHASE AGREEMENT

BOISE, Idaho – September 26, 2007 (OTCBB: UGTH, TSX.V: GTH) U.S. Geothermal Inc., a renewable energy development company focused on the production of electricity from geothermal energy, is pleased to announce the signing of a new, 13-megawatt, full output power purchase agreement (“PPA”) with Idaho Power Company (“Idaho Power”), a subsidiary of Idacorp, Inc (NYSE:IDA). The new PPA will replace an existing 10-megawatt, 20-year PPA and is part of Idaho Power’s 2006 formal request for geothermal electricity under which the company was named the sole successful bidder in March 2007.

The new PPA is for electricity sales of an annual average of 13-megawatts and has a 25-year term. It is the first contract signed as part of ongoing negotiations with Idaho Power for a total of 45.5-megawatts and may be used as a template for the additional PPAs. Idaho Power will submit the new PPA to the Idaho Public Utility Commission for their final approval, which is expected within the next 60 to 90 days. The existing 10-megawatt PPA will remain in effect until the Idaho Public Utilities Commission approves the new PPA.

“We’re happy to complete this important step with our initial customer, Idaho Power, who may ultimately purchase a significant amount of electricity from us”, said Daniel Kunz, President and CEO of U.S. Geothermal Inc.

The production and injection wells, and geothermal resource at Raft River have been independently certified to contain adequate hydrothermal energy for the long-term supply of the 13-megawatt geothermal power plant currently under construction and expected to be online during the 4th quarter of 2007. Additional power plants at Raft River and power plant development at the company’s second property, Neal Hot Springs in Oregon, are dependent upon the successful drilling of new production wells at both locations. Drilling is expected to begin in the first quarter of 2008.

For more information about the PPA negotiations currently underway, please see our news release dated March 21, 2007.

About US Geothermal:
U.S.     Geothermal is a renewable energy development company that is in the process of constructing a geothermal power project at Raft River, Idaho and developing Neal Hot Springs in eastern Oregon. U.S. Geothermal holds private geothermal rights through ownership or lease, at Raft River and Neal Hot Springs. The Raft River geothermal site is currently under construction of a 13-megawatt power plant expected to be online in the fourth quarter of 2007. U.S.

Geothermal is in negotiations for additional output with Idaho Power and new customers, and has secured transmission for up to 36 megawatts with the Bonneville Power Administration.

FOR ADDITIONAL INFORMATION PLEASE CONTACT: Saf Dhillon - Investor Relations U.S. Geothermal Inc. Tel: 866-687-7059 or 604-484-3031 Fax: 604-688-9895 saf@usgeothermal.com	Dave Parker Scott Peyron & Associates, Inc. Tel: 208-388-3800 Fax: 208-388-8898 dparker@peyron.com

The information provided in this news release contains forward-looking statements within the definition of the Safe Harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, including statements regarding the nature, size and viability of the geothermal resource, the construction of power plants and the projected production date. These statements are based on U.S. Geothermal Inc.‘s current expectations and beliefs and are subject to a number of risks and uncertainties that can cause actual results to differ materially from those described in forward looking statements, including the risks that financing will not be available for construction of the power plants, construction will not be completed on budget or on schedule, the revenues generated under the power sales agreements will not prove sufficient to fund operations and/or service debt, and the reservoir may not be as extensive as indicated, among others. Readers are cautioned to review the risk factors identified by the company in its filings with Canadian and U.S. securities agencies. Forward-looking statements are based on management’s expectations, beliefs and opinions on the date the statements are made. U.S. Geothermal Inc. assumes no obligation to update forward-looking statements if management’s expectations, beliefs, or opinions, or other factors, should change.

The TSX Venture and OTC Bulletin Board Exchanges do not accept responsibility for the adequacy of this release.